UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 14, 2012

Digital Domain Media Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-35325	27-0449505
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10250 SW Village Parkway, Port St. Lucie, Florida	34987
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (772) 345-8000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 7, 2012, Digital Domain Media Group, Inc. (the “Company”) issued a total of six senior secured convertible notes, in the aggregate original principal amount of $35.0 million (collectively, as amended on July 12, 2012, effective as of June 30, 2012, pursuant to the terms of the First Amendment Agreement thereto, the “Notes”), to a group of institutional investors (collectively, the “Noteholders”).  The Notes are substantially identical in tenor, and the form of the Notes is contained in Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 8, 2012.  The Notes contain a covenant requiring the Company to maintain certain minimum levels of Available Cash (as defined in the Notes) as of certain specified measurement dates (collectively, the “Measurement Dates”).

On August 14, 2012, effective as of July 31, 2012, the Company entered into separate Second Amendment Agreements with each of the Noteholders (collectively, the “Second Amendment Agreement”).  Pursuant to the terms of the Second Amendment Agreement, the Company and the Noteholders amended the Notes to change the second Measurement Date from July 31, 2012, to August 20, 2012.

A copy of the form of the Second Amendment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of such document.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

The following Exhibit is filed as a part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Form of Second Amendment Agreement between the Company and each of the Noteholders severally

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Domain Media Group, Inc.

Dated: August 15, 2012	By:	/s/ John C. Textor
John C. Textor
Chief Executive Officer and
Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Second Amendment Agreement between the Company and each of the Noteholders severally